                                                                      EXHIBT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                  PROXIM, INC.,

                              WS ACQUISITION CORP.,

                              WAVESPAN CORPORATION

                            AND CERTAIN SHAREHOLDERS

                             OF WAVESPAN CORPORATION

                          DATED AS OF NOVEMBER 30, 1999

                                TABLE OF CONTENTS


                                                                                                     PAGE
                                                                                                     ----
ARTICLE I - THE MERGER..........................................................................       1

        1.1    The Merger.......................................................................       1
        1.2    Effective Time...................................................................       1
        1.3    Effect of the Merger.............................................................       2
        1.4    Certificate of Incorporation; Bylaws.............................................       2
        1.5    Directors and Officers...........................................................       2
        1.6    Delivery of Cash.................................................................       2
        1.7    Delivery of Stock for Indebtedness...............................................       3

ARTICLE II - CONSIDERATION FOR MERGER...........................................................       3

        2.1    Certain Definitions..............................................................       3
        2.2    Effect of Merger on Capital Stock and Company Options............................       5
        2.3    Dissenting Shares................................................................       7
        2.4    Exchange of Certificates.........................................................       7
        2.5    No Further Ownership Rights in Company Stock.....................................       9
        2.6    Lost, Stolen or Destroyed Certificates...........................................       9
        2.7    Taking of Necessary Action; Further Action.......................................       9

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS......       9

        3.1    Making of Representations and Warranties.........................................       9
        3.2    Organization of the Company......................................................      10
        3.3    Subsidiaries.....................................................................      10
        3.4    Company Capital Structure........................................................      10
        3.5    Authority........................................................................      11
        3.6    No Conflict......................................................................      12
        3.7    Consents.........................................................................      12
        3.8    Company Financial Statements.....................................................      12
        3.9    No Undisclosed Liabilities.......................................................      13
        3.10   No Changes.......................................................................      13
        3.11   Tax Matters......................................................................      15
        3.12   Restrictions on Business Activities..............................................      17
        3.13   Title of Properties; Absence of Liens and Encumbrances; Condition of
               Equipment........................................................................      17
        3.14   Intellectual Property............................................................      18
        3.15   Agreements, Contracts and Commitments............................................      21
        3.16   Interested Party Transactions....................................................      22
        3.17   Authorizations and Permits.......................................................      23
        3.18   Litigation.......................................................................      23
        3.19   Balance Sheet Items..............................................................      23

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                     PAGE
                                                                                                     ----
        3.20   Minute Books.....................................................................      24
        3.21   Environmental Matters............................................................      24
        3.22   Brokers; Schedule of Fees and Expenses...........................................      25
        3.23   Employee Matters and Benefit Plans...............................................      25
        3.24   Insurance........................................................................      30
        3.25   Compliance with Laws.............................................................      30
        3.26   Warranties; Indemnities..........................................................      30
        3.27   Complete Copies of Materials.....................................................      30
        3.28   Representations Complete.........................................................      30

ARTICLE IV - REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PRINCIPAL SHAREHOLDERS............      30

        4.1    Making of Representations, Warranties and Covenants..............................      30
        4.2    Organization of the Principal Shareholders.......................................      31
        4.3    Company Shares...................................................................      31
        4.4    Authority........................................................................      31
        4.5    Finder's Fee.....................................................................      32
        4.6    Agreements.......................................................................      32
        4.7    Approval of Merger...............................................................      32
        4.8    Satisfaction of Outstanding Bridge Loans.........................................      32

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT............................................      33

        5.1    Organization, Standing and Power.................................................      33
        5.2    Parent Capital Structure.........................................................      33
        5.3    Authority........................................................................      33
        5.4    Consents.........................................................................      33
        5.5    SEC Documents; Parent Financial Statements.......................................      33
        5.6    Parent Common Stock..............................................................      34
        5.7    Absence of Certain Changes.......................................................      34
        5.8    No Conflict......................................................................      34

ARTICLE VI - COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS............................      35

        6.1    Making of Covenants and Agreements...............................................      35
        6.2    Conduct of Business of the Company...............................................      35
        6.3    No Solicitation..................................................................      37
        6.4    Authorization from Others........................................................      38
        6.5    Action by Written Consent; Notice of Action by Written Consent...................      38

ARTICLE VII - ADDITIONAL AGREEMENTS.............................................................      38

        7.1    Access to Information............................................................      38

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                     PAGE
                                                                                                     ----
        7.2    Confidentiality..................................................................      38
        7.3    September 30, 1999 Review........................................................      39
        7.4    Expenses.........................................................................      39
        7.5    Public Disclosure................................................................      39
        7.6    Consents.........................................................................      39
        7.7    FIRPTA Compliance................................................................      40
        7.8    Reasonable Efforts...............................................................      40
        7.9    Notification of Certain Matters..................................................      40
        7.10   Additional Documents and Further Assurances......................................      40
        7.11   Bank Debt........................................................................      40
        7.12   Voting Agreements................................................................      40
        7.13   Affiliate Agreements.............................................................      40
        7.14   Registration.....................................................................      41
        7.15   Termination of 401(k) Plan.......................................................      43
        7.16   Termination of Severance Plans...................................................      43
        7.17   Employment; Parent or Sub Employee Benefit Plans.................................      44
        7.18   Nasdaq Listing...................................................................      44

ARTICLE VIII - CONDITIONS TO THE MERGER.........................................................      45

        8.1    Conditions to Obligations of Each Party to Effect the Merger.....................      45
        8.2    Additional Conditions to Obligations of the Company and the Principal
               Shareholders.....................................................................      45
        8.3    Additional Conditions to the Obligations of Parent and Sub.......................      46

ARTICLE IX - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION........................      47

        9.1    Survival of Representations and Warranties.......................................      47
        9.2    Indemnification..................................................................      47
        9.3    Procedure........................................................................      49
        9.4    Shareholder Representative.......................................................      50

ARTICLE X - TERMINATION; AMENDMENT AND WAIVER...................................................      51

        10.1   Termination......................................................................      51
        10.2   Effect of Termination............................................................      52
        10.3   Amendment........................................................................      52
        10.4   Extension; Waiver................................................................      52

ARTICLE XI - GENERAL PROVISIONS.................................................................      52

        11.1   Notices..........................................................................      52
        11.2   Interpretation...................................................................      54
        11.3   Counterparts.....................................................................      54

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                     PAGE
                                                                                                     ----
        11.4   Entire Agreement; Assignment.....................................................      54
        11.5   Severability.....................................................................      54
        11.6   Other Remedies...................................................................      54
        11.7   Governing Law....................................................................      54
        11.8   Rules of Construction............................................................      54

                                INDEX OF EXHIBITS


EXHIBIT               DESCRIPTION
-------               -----------
Exhibit A             Agreement of Merger

Exhibit B             Disclosure Schedule

Exhibit C             Shareholders Entering into Voting Agreements

Exhibit D             Form of Voting Agreement

Exhibit E             Form of Affiliate Agreement

Exhibit F             Shareholder's Representation Statement

Exhibit G             Form of Escrow Agreement

Exhibit H             Form of Opinion of Venture Law Group

Exhibit I             Form of Release

                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 30, 1999 by and among Proxim, Inc., a Delaware corporation ("Parent"), WS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), WaveSpan Corporation, a California corporation (the "Company") certain shareholders of the Company (the "Principal Shareholders") and, with respect to Articles IX and X, Andrew Verhalen, as Shareholder Representative.

                                    RECITALS

        A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Preferred Stock of the Company (other than Dissenting Shares (as defined below)) shall be converted into the right to receive shares of Parent Common Stock (as defined below) and cash.

        C. The Company and the Principal Shareholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

        D. Concurrent with the execution of this Agreement, as a material inducement to the Company, Parent and Sub, the Principal Shareholders and certain other shareholders of the Company are entering into voting agreements with Parent (the "Voting Agreements").

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California Corporations Code ("California Law") and the Delaware General Corporation Law ("Delaware Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place on November 30, 1999 following satisfaction or waiver of the conditions set forth in Article VII, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Agreement of Merger (or like instrument) in the form attached hereto as Exhibit A (the "Merger Certificate") with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, in accordance with the applicable provisions of California Law and Delaware Law (the later of the time of acceptance of such filing by the Secretary of State of the State of California or the Secretary of State of the State of Delaware being referred to herein as the "Effective Time").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation; Bylaws.

               (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation (with such changes as may be required to comply with California Law) until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that Article One of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is WaveSpan Corporation."

               (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of California and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

        1.6 Delivery of Cash. At the Closing, Parent shall deliver (i) to an account designated by the Company $1,181,500 of the Retention Cash (as defined in Section 2.1(o)(ii), (ii) to an escrow account established by Matrix Venture Partners the remainder of Retention Cash and (iii) to Broadview Int'l LLC, the Company's financial advisor, the Broadview Fee (as defined in Section 2.1(o)(ii)) in full satisfaction of all amounts owed to Broadview Int'l LLC in connection with this transaction.

        1.7 Delivery of Stock for Indebtedness. At the Closing, Parent shall deliver to the investors identified on Schedule 1.7 hereto the Bridge Loan Repayment (as defined in Section 2.1(o)(ii)) for the purpose of satisfying, and in full satisfaction of, the Company's indebtedness to the Principal Shareholders.

                                   ARTICLE II

                            CONSIDERATION FOR MERGER

        2.1 Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

               (a) "Series A Preferred" shall mean shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

               (b) "Series B Preferred" shall mean the shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

               (c) "Series C Preferred" shall mean the shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.

               (d) "Company Common Stock" shall mean shares of common stock of the Company, together with any other shares of capital stock of the Company other than Company Preferred Stock, issued and outstanding immediately prior to the Effective Time.

               (e) "Company Preferred Stock" shall mean the aggregate of shares of Company Series A Preferred, Company Series B Preferred and Company Series C Preferred.

               (f) "Company Options" shall mean any options, warrants, rights, convertible securities, agreements, commitments or other rights of any character, whether oral or written, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock, or obligating the Company to grant or otherwise enter into any such option, warrant, rights, convertible security, agreement, commitment or other right.

               (g) "Company Stock" shall mean shares of Company Common Stock and Company Preferred Stock.

               (h) "Current Balance Sheet" shall have the meaning set forth in
Section 3.8.

               (i) "Determined Price" shall mean the average closing price of the Parent Common Stock for the five (5) consecutive trading days ending (and including) on the third trading day immediately preceding the date of the Effective Time, as reported by the Nasdaq Stock Market.

               (j) Exchange Ratios

                      (i) "Series A Exchange Ratio" shall mean the quotient of the Series A Merger Consideration divided by the number of shares of Series A Preferred.

                      (ii) "Series B Exchange Ratio" shall mean the quotient of the Series B Merger Consideration divided by the number of shares of Series B Preferred.

                      (iii) "Series C Exchange Ratio" shall mean the quotient of the Series C Merger Consideration divided by the number of shares of Series C Preferred.

               (k) "GAAP" shall mean generally accepted accounting principles.

               (l) "Knowledge" shall mean what is actually known or should be known to management of the Company after reasonable investigation.

               (m) "Liens" shall mean all liens, pledges, claims, security interests, mortgages, deeds of trust, encumbrances, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens.

               (n) "Loss" or, collectively, "Losses," shall include any amount deemed to be a "Loss" for the purposes of Article IX or any Section thereof.

               (o) Merger Consideration

                      (i) "Total Merger Consideration" shall mean a number of shares of Parent Common Stock (having a value based on the Determined Price) which has an aggregate value equal to Nine Million Eight Hundred Thousand Dollars ($9,800,000) together with cash in the amount of Two Million Two Hundred Thousand Dollars ($2,200,000).

                      (ii) "Adjusted Total Merger Consideration" shall mean the Total Merger Consideration less (i) the Company's obligation to fund an employee retention fund in an amount equal to approximately One Million Seven Hundred Thousand Dollars ($1,700,000) (the "Retention Cash"), (ii) the fees and expenses of Broadview Associates LLC in an amount equal to approximately Five Hundred Thousand Dollars ($500,000) (the "Broadview Fee") and (iii) a number of shares of Parent Common Stock (having a value based on the Determined Price) which has an aggregate value equal to the outstanding indebtedness of the Company to the Principal Shareholders as set forth on Schedule 1.7 hereto (the "Bridge Loan Repayment").

                      (iii) "Series A Merger Consideration" shall mean a number of shares of Parent Common Stock (valued at the Determined Price) and an amount of cash which together shall have an aggregate value equal to the product of (A) the Adjusted Total Merger Consideration and (B) the quotient of (x) the Charter A Consideration and (y) the Charter ABC Consideration.

                      (iv) "Series B Merger Consideration" shall mean a number of shares of Parent Common Stock (valued at the Determined Price) and an amount of cash which together shall have an aggregate value equal to the product of (A) the Adjusted Total Merger Consideration and (B) the quotient of (x) the Charter B Consideration and (y) the Charter ABC Consideration.

                      (v) "Series C Merger Consideration" shall mean a number of shares of Parent Common Stock (valued at the Determined Price) and an amount of cash which together shall have an aggregate value equal to the product of (A) the Adjusted Total Merger Consideration and (B) the quotient of (x) the Charter C Consideration and (y) the Charter ABC Consideration.

                      (vi) "Charter A Consideration" shall mean the product of
(A) the number of issued and outstanding shares of Series A Preferred at the Effective Time and (B) the sum of (x) the amount of $0.40 (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Series A Preferred from the date hereof until the Effective Time) and (y) any declared but unpaid dividends on the Series A Preferred.

                      (vii) "Charter B Consideration" shall mean the product of
(A) the number of issued and outstanding shares of Series B Preferred at the Effective Time and (B) the sum of the amount of $1.375 (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Series B Preferred from the date hereof until the Effective Time) and (y) any declared but unpaid dividends on the Series B Preferred.

                      (viii) "Charter C Consideration" shall mean the product of
(A) the number of issued and outstanding shares of Series C Preferred at the Effective Time and (B) the sum of (x) the amount of $3.14 (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Series C Preferred from the date hereof until the Effective Time) and (y) any declared but unpaid dividends on the Series C Preferred.

                      (ix) "Charter ABC Consideration" shall mean the sum of (A) the Charter A Consideration, (B) the Charter B Consideration and (C) the Charter C Consideration.

               (p) "Parent Common Stock" shall mean shares of the common stock, par value $0.001 per share, of Parent.

               (q) "Pro Rata Portion" shall mean, with respect to each Shareholder, an amount determined at the Effective Time equal to the quotient obtained by dividing (x) the aggregate portion of the Adjusted Total Merger Consideration issuable to such Shareholder pursuant to this Article II upon exchange of all shares of Company Stock owned by such Shareholder immediately prior to the Effective Time, by (y) the Adjusted Total Merger Consideration issuable pursuant to this Article II to all Shareholders upon exchange of all shares of Company Stock owned by such Shareholders immediately prior to the Effective Time.

               (r) "Shareholder" shall mean each holder of any shares of Company Stock immediately prior to the Effective Time.

        2.2 Effect of Merger on Capital Stock and Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company, the holders of any shares of Company Stock or the holders of any Company Options, the following shall take place:

               (a) Consideration for Company Series A Preferred. Each share of Company Series A Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.3) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series A Preferred in the manner provided in Section 2.4(c) an amount of cash and a number of whole shares of Parent Common Stock (rounded down to the nearest number after aggregating all shares held by that shareholder) equal to the Series A Exchange Ratio, upon the terms and subject to conditions set forth below and throughout this Agreement.

               (b) Consideration for Company Series B Preferred. Each share of Company Series B Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.3) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series B Preferred in the manner provided in Section 2.4(c) an amount of cash and a number of whole shares of Parent Common Stock (rounded down to the nearest number after aggregating all shares held by that shareholder) equal to the Series B Exchange Ratio, upon the terms and subject to conditions set forth below and throughout this Agreement.

               (c) Consideration for Company Series C Preferred. Each share of Company Series C Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.3) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Series C Preferred in the manner provided in Section 2.4(c) an amount of cash and a number of whole shares of Parent Common Stock (rounded down to the nearest number after aggregating all shares held by that shareholder) equal to the Series C Exchange Ratio, upon the terms and subject to conditions set forth below and throughout this Agreement.

               (d) Company Options. Any existing Company Options that have not been exercised prior to the Effective Time shall be cancelled and terminated at the Effective Time, except as set forth in Section 2.2(d) of the Disclosure Schedule.

               (e) No Consideration for Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.3) will be canceled and extinguished and receive no consideration whatsoever pursuant to the Merger.

               (f) Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each share of capital stock of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        2.3 Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration for Company Stock pursuant to Section 2.2, but the holder thereof shall only be entitled to such rights as are granted by California Law.

               (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Stock as provided in Section 2.2, without interest thereon, upon surrender of the certificates representing such shares.

               (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and the Shareholder Representative (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Article IX hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares.

        2.4 Exchange of Certificates.

               (a) Exchange Agent. EquiServe shall serve as exchange agent (the "Exchange Agent") in the Merger.

               (b) Parent to Provide Parent Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II the shares of Parent Common Stock and cash comprising the Total Merger Consideration.

               (c) Exchange Procedures. On or following the Closing Date, the holders of Company Stock will surrender the certificates representing their shares of Company Stock (the "Company Stock Certificates") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions as Parent may reasonably request. Upon surrender of Company Stock Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent with the consent of the Stockholder Representative, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificates shall be entitled to receive from the Exchange Agent in exchange therefor, if applicable, cash plus a certificate or certificates representing the number of full shares of Parent Common Stock into which the aggregate number of shares of Company Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to
Section 2.2 of this Agreement, and the Company Stock Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof. Until so surrendered, each outstanding Company Stock Certificate (except those representing Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, if applicable, upon such surrender, Parent Common Stock pursuant to this Article II.

               (d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Company Stock Certificates), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of
(i) such fraction, multiplied by (ii) the Determined Price.

               (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Stock Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Company Stock Certificates shall surrender such Company Stock Certificates. Subject to applicable law, following surrender of any such Company Stock Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.4(d) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

               (f) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Stock Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (g) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

               (h) No Liability. Notwithstanding anything to the contrary in this Section 2.5, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.5 No Further Ownership Rights in Company Stock. The merger consideration, if any, issued in respect of the surrender for exchange of shares of Company Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock; and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged, if applicable, as provided in this Article II.

        2.6 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, in form and substance reasonably acceptable to Parent and the Exchange Agent, such number of shares, if any, as may be required pursuant to Section 2.2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

        2.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                         AND THE PRINCIPAL SHAREHOLDERS

        3.1 Making of Representations and Warranties. As a material inducement to Parent and Sub to enter into this Agreement and to consummate the transactions contemplated hereby, except as otherwise set forth in the disclosure schedules to this Agreement (referencing the appropriate Section and paragraph numbers) supplied by the Company (in the case of any disclosure set forth on

Section 3 of the disclosure schedule) or the Principal Shareholders (in the case of any disclosure set forth on Section 4 of the Disclosure Schedule) to Parent and Sub (the "Disclosure Schedule") and dated the date hereof, the Company and each Principal Shareholder hereby severally (based upon each Principal Shareholder's Pro Rata Portion as determined pursuant to Article II hereof) and not jointly makes to Parent and Sub the representations and warranties contained in this Article III. Disclosure by the Company in any subsection of Section 3 of the Disclosure Schedule attached hereto shall constitute disclosure with respect to all subsections of this Article III; provided, however, that such disclosure states the requisite degree of particularity and detail with respect to such other exception in order to so qualify any other such subsection.

        3.2 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of California. The Company has the corporate power to own its properties and to carry on its business as is now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect. For all purposes of this Agreement, the term "Material Adverse Effect" means any change, event or effect in or on the business of the Company that is materially adverse to the business, financial condition, capitalization, assets or results of operations of the Company taken as a whole. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Parent. Section 3.2 of the Disclosure Schedule lists the directors and officers of the Company. Except as set forth on Section 3.2 of the Disclosure Schedule, the operations now being conducted by the Company have not been conducted under any other name.

        3.3 Subsidiaries. The Company has no subsidiaries.

        3.4 Company Capital Structure.

               (a) The authorized capital stock of the Company consists of 33,000,000 shares of authorized Company Common Stock of which 3,547,969 shares are issued and outstanding as of the date hereof, and 14,413,542 shares of authorized Preferred Stock. 2,800,592 shares of the Company's Preferred Stock are designated Series A Preferred Stock, of which 2,750,000 shares are issued and outstanding as of the date hereof. 3,612,950 shares of the Company's Preferred Stock are designated Series B Preferred Stock, of which 3,561,850 shares are issued and outstanding as of the date hereof. 8,000,000 shares of the Company's Preferred Stock are designated as Series C Preferred Stock, of which 3,831,695 shares are issued and outstanding as of the date hereof. The Company's capital stock is held by the persons, with the domicile addresses, to the extent available, and in the amounts set forth in Section 3.4(a) of the Disclosure Schedule. Except as set forth in Section 3.4(a) of the Disclosure Schedule, all outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation, Certificates of Designation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound, and all such shares have been issued in compliance with all applicable federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's capital stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote

(or convertible into, or exchangeable for, securities having the right to vote) on any matter which shareholders of the Company may vote.

               (b) Except for the Company's 1995 Stock Plan (collectively the "Option Plan") the Company has never adopted or maintained any formal stock option plan or other plan providing for equity compensation of any person. The Company has reserved an aggregate of 5,280,000 Shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which as of the date hereof 2,114,995 shares have been exercised and 2,805,500 shares are subject to outstanding, unexercised options. Section 3.4(b) of the Disclosure Schedule sets forth for each outstanding Company Option awarded under the Option Plan, the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date. Except for such Company Options and warrants listed in Section 3.4(b) of the Disclosure Schedule, there are no options, warrants, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or obligating the, Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, convertible security, commitment or agreement. Section 3.4(b) of the Disclosure Schedule also sets forth the name of the holder of any shares of capital stock of the Company subject to vesting (including rights of repurchase with regard to shares of capital stock of the Company), the number of shares of capital stock of the Company subject to vesting and the vesting schedule for such shares of capital stock of the Company, including the extent vested to date. Except as described in Section 3.4(b) of the Disclosure Schedule, no vesting provisions applicable to any Company Option or share of Company Stock will accelerate in connection with the transactions contemplated by the Merger or this Agreement. There are no rights, puts, commitments, agreements or other obligations outstanding requiring the Company or which could require the Company (with or without notice or lapse of time or both) to repurchase or redeem any shares of capital stock of the Company or any Company Options. There are no outstanding authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Subject to the rights of any dissenting stockholders, as a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding capital stock of the Surviving Corporation and all rights to acquire or receive any capital stock of the Surviving Corporation, whether or not such capital stock is outstanding.

        3.5 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Shareholders of the Company. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and any Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies. The "Related Agreements" shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including without limitation the Voting Agreements, Affiliate Agreements, Employment Agreements and Stockholder's Representation Statements (each as defined elsewhere herein).

        3.6 No Conflict. The execution and delivery of this Agreement and any Related Agreements by the Company do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.

        3.7 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or, any foreign governmental authority, instrumentality, agency or commission ("Governmental Entity"), or any third party, including a party to any material agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Merger Certificate with the Secretary of State of California, (iii) notification requirements of the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") if compliance with such notification is required and (iv) such other consents and approvals as may be identified in Section 3.7 of the Disclosure Schedule.

        3.8 Company Financial Statements. Section 3.8 of the Disclosure Schedule sets forth the Company's audited financial statements (balance sheet and statements of income, cash flows and stockholders' equity (the "Audited Financials")) as of and for the years ended December 31, 1998 and unaudited Financial Statements as of and for the nine month periods ended September 30, 1999 (the "Unaudited Financials"). In addition, the Company will cause the Unaudited Financials to be reviewed by the Company's outside auditor. The Audited Financials and the Unaudited Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except that the Unaudited Financials do not contain all the notes that may be required by GAAP). The Audited Financials and the Unaudited Financials present fairly the consolidated financial condition, consolidated operating results and consolidated cash flows of the Company as of the dates and during the periods indicated therein. The Company's unaudited consolidated balance sheet as of September 30, 1999, included in Section 3.8 of the Disclosure Schedule, shall be referred to as the "Current Balance Sheet."

        3.9 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), (each, a "Liability") other than any such Liability which (i) is reflected on the Current Balance Sheet, individually or in the aggregate, or
(ii) has arisen in the ordinary course of business consistent with industry practice which, together with all other Liabilities not reflected on the Current Balance Sheet, does not exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate.

        3.10 No Changes. Since September 30, 1999, there has not been, occurred or arisen any:

               (a) new customer contract or modification to existing contracts which would result in a loss or increase to reserves for losses;

               (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

               (c) capital expenditure or commitment by the Company, exceeding Five Thousand Dollars ($5,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate, except as disclosed in Section 3.10(c) of the Disclosure Schedule;

               (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

               (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

               (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

               (g) revaluation by the Company of any of their assets;

               (h) except for the purchase of Common Stock by employees in exchange for the cancellation of indebtedness by such employees to the Company in the amounts set forth on Section 3.10(h) of the Disclosure Schedule, declaration, setting aside or payment of a dividend or other distribution with respect to the Company capital stock or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

               (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, except as disclosed in Section 3.10(i) of the Disclosure Schedule;

               (j) any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which they or any of their assets are bound or any termination, extension, amendment or modification of the terms of any such agreement, contract, covenant, instrument, lease, license or commitment to which the Company are a party or by which they or any of their assets is bound, except as disclosed in Section 3.10(j) of the Disclosure Schedule;

               (k) sale, lease, license or other disposition of any of the assets or properties of the Company or any creation of any security interest in such assets or properties, except as disclosed in Section 3.10(k) of the Disclosure Schedule;

               (l) hiring of new employees, except as disclosed in Section 3.10(l) of the Disclosure Schedule;

               (m) loan by the Company to any person or entity, except as disclosed in Section 3.10(m) of the Disclosure Schedule, or incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

               (n) waiver or release of any right or claim of the Company including any write-off or other compromise of any account receivable of the Company, except as disclosed in Section 3.10(n) of the Disclosure Schedule;

               (o) the commencement of, or the notice or threat of any action, suit or other adverse legal proceeding of any nature pending against the Company, its respective properties or any of its officers or directors, nor is the Company aware that any third party is contemplating any such adverse legal proceeding;

               (p) notice of any claim or potential claim made to the Company of ownership by any person other than the Company Intellectual Property (as defined in Section 3.14) or of infringement by the Company of any other person's Intellectual Property, nor is the Company aware that any third party is contemplating any such claim or potential claim;

               (q) issuance or sale, or contract to issue or sell, by the Company of any shares of Company Stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for any exercise prior to the Effective Time of any of the Company Options outstanding as of the date hereof and listed on Schedule 3.10(q);

               (r) (i) selling or entering into any license agreement with respect to the Company's intellectual property with any third party (other than nonexclusive OEM, VAR or other distribution agreements terminable within 30 days of providing notice and other than end user agreements, with each of the same being entered into in the ordinary course of business consistent with industry practice) or (ii) buying or entering into any license agreement with respect to the intellectual property of any third party other than licenses of shrink-wrapped software and other generally available commercial software;

               (s) any other event or condition of any character not contemplated by the foregoing paragraphs of this Section 3.10 that may have a Material Adverse Effect on the Company, other than events or conditions affecting the Company's industry generally;

               (t) any other transaction by the Company not contemplated by the foregoing paragraphs of this Section 3.10 which is not in the ordinary course of business consistent with industry practice;

               (u) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (t) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        3.11 Tax Matters.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits.

                      (i) As of the Effective Time the Company will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports including any extensions (the "Returns") required to be filed on or prior to such date relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                      (ii) As of the Effective Time the Company will have timely paid all Taxes it is required to pay and will have timely withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act and the Federal Unemployment Tax Act, and other Taxes required to be withheld.

                      (iii) There is no Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been formally or informally notified of any request for such an audit or other examination.

                      (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any reasonable basis for the assertion of any such liability attributable to the Company, its assets or operations. No material Tax liabilities have been incurred since the date of the Current Balance Sheet other than in the ordinary course of business.

                      (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company filed for all periods requested.

                      (vii) There are no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                      (viii) The Company has no knowledge of any basis on which it is reasonable to anticipate the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                      (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code").

                      (x) The Company has no permanent establishment in any country other than the United States.

                      (xi) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                      (xii) The Company is not a party to any tax sharing, indemnification or allocation agreement, except as disclosed in Section 3.11(b)(xii) of the Disclosure Schedule, nor does the Company owe any amount under any such agreement. The Company has not been, or been required to be, included in a consolidated, combined or unitary Return that included an entity other than the Company.

                      (xiii) The Company's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected on the Company's Tax books and records.

                      (xiv) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                      (xv) No net operating losses of the Company have been or should have been carried back to a prior year.

                      (xvi) The Company has all documentation required to support its research and development and general business tax credits.

                      (xvii) No adjustment relating to any Returns filed by Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

                      (xviii) Neither the Company nor any of the Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

               (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

        3.12 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or is reasonably likely to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, except as disclosed in Section 3.12 of the Disclosure Schedule.

        3.13 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

               (a) The Company owns no real property, or has never owned any real property. Section 3.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the

Current Balance Sheet and except for Liens for Taxes not yet due and payable, mechanics liens and other similar statutory liens, zoning and use restrictions of general application and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which interfere with the present use of the property subject thereto or affected thereby.

               (c) The items of equipment (the "Equipment") owned or leased by the Company and used in their respective businesses are, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

               (d) The Company has possession of all customer files relating to current and former customers of the Company (the "Customer Information").

        3.14 Intellectual Property.

               (a) For the purposes of this Agreement, the following terms have the following definitions:

                      "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information or technology, know how, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

                      "Company Intellectual Property" shall mean any Intellectual Property that is (i) owned by or (ii) exclusively licensed to the Company.

                      "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

               (b) Section 3.14(a) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

               (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.14(a) of the Disclosure Schedule, is free and clear of any Liens. The Company (i) is the exclusive owner of all registered trademarks and trade names used in connection with the operation or conduct of the business of the Company and has adequate rights to use all other trademarks and trade names used in that regard, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, and has good title to, all copyrighted works that are the Company's products or other works of authorship that the Company otherwise purports to own.

               (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

               (e) Other than customer license agreements which are non-exclusive and involve the nontransferable license of object code only, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

               (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company's business as it currently is conducted, including, without limitation, the design, development, manufacture, use (excepting (i) customer specific data or customer logos, and (ii) other Intellectual Property generally available from third party vendors on commercially reasonable terms, such as testing software), import and sale of the products, technology and services of the Company.

               (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
Section 3.14(g) of the Disclosure Schedule include all contracts, licenses and agreements, to which the Company is a party with respect to any Intellectual Property of a third party. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property of a third party which has been licensed to the Company.

               (h) Section 3.14(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

               (i) The operation of the business of the Company as it currently is conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any person, violate the privacy or publicity rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis of any such third party claim).

               (j) All necessary registration, maintenance and renewal fees have been paid in connection with each item of the Company Registered Intellectual Property and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has purchased any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

               (k) There is no contract, license or agreement between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any material payments to be made or received by the Company thereunder.

               (l) Except as disclosed in Section 3.14(l) of the Disclosure Schedule, to the Knowledge of the Company, no person is infringing or misappropriating any material portion of the Company's Intellectual Property.

               (m) The Company has taken commercially reasonable steps that are required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor who performs work on the development of Company Intellectual Property or has access to material confidential information of the Company to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all such current and former employees, consultants and contractors of the Company have executed such an agreement.

               (n) No Intellectual Property of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property, except as disclosed in Section 3.14(n) of the Disclosure Schedule.

        3.15 Agreements, Contracts and Commitments.

               (a) The Company is not a party to nor is it bound by:

                      (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, except as disclosed in Section 3.15(a)(i) of the Disclosure Schedule,

                      (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as disclosed in Section 3.15(a)(ii) of the Disclosure Schedule,

                      (iii) any fidelity or surety bond or completion bond,

                      (iv) any lease of personal property having a value individually in excess of Five Thousand Dollars ($5,000) or Twenty-Five Thousand Dollars ($25,000) in the aggregate, except as disclosed in Section 3.15(a)(iv) of the Disclosure Schedule,

                      (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person, except as disclosed in Section 3.15(a)(v) of the Disclosure Schedule,

                      (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of Five Thousand Dollars ($5,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate, except as disclosed in Section 3.15(a)(vi) of the Disclosure Schedule,

                      (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business consistent with industry practice,

                      (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, except as disclosed in Section 3.15(a)(viii) of the Disclosure Schedule,

                      (ix) any purchase order or contract for the purchase of materials involving in excess of Five Thousand Dollars ($5,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate, except as disclosed in
Section 3.15(a)(ix) of the Disclosure Schedule,

                      (x) any construction contracts, except as disclosed in
Section 3.15(a)(x) of the Disclosure Schedule,

                      (xi) any distribution, joint marketing or development agreement, except as disclosed in Section 3.15(a)(xi) of the Disclosure Schedule, or

                      (xii) any other agreement, contract or commitment that involves Five Thousand Dollars ($5,000) or more.

               (b) The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it is bound referenced in Section 3.15(a) (including the Disclosure Schedule sections referenced to therein) (collectively a "Contract"), nor is the Company aware of any event that would constitute such a material breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, to the Company's Knowledge, except as otherwise disclosed in Section 3.15(b) of the Disclosure Schedule, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing, except where the failure to do so would not have a Material Adverse Effect on the Company. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under the Contracts without the payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

        3.16 Interested Party Transactions. No officer, director or to the Knowledge of the Company, Shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, goods, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods, services, products or technology or (iii) a beneficial interest in any material Contract; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.16.

        3.17 Authorizations and Permits. Section 3.17(a) of the Disclosure Schedule accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of their business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect.

        3.18 Litigation. Except as described in Section 3.18 of the Disclosure Schedule, there is no action, suit or other adverse legal proceeding of any nature pending against the Company, its respective properties or any of its officers or directors, nor, to the Knowledge of the Company, is any such action, suit or other adverse legal proceeding threatened nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation pending against the Company, its respective properties or any of its officers or directors before any Governmental Entity, nor, to the Knowledge of the Company, is there any such investigation threatened, nor to the Knowledge of the Company is there reasonable basis therefor by or before any Governmental Entity. No Governmental Entity has at any time challenged in writing the legal right of the Company to conduct its operations as presently or previously conducted.

        3.19 Balance Sheet Items.

               (a) Accounts Receivable. The Company has made available to Parent a list of all accounts receivable of the Company ("Accounts Receivable") as of September 30, 1999 along with a range of days elapsed since invoice. All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

               (b) Inventories. The Company has made available to Parent a list of all parts on hand at September 30, 1999, valued at standard cost. The Current Balance Sheet shall reflect reserves in accordance with GAAP consistently applied for any parts on hand or on order which are in excess of the Company's requirements through March 31, 2000. The Company's reserves for inventory reflected on the Unaudited Financials established in accordance with GAAP.

               (c) Warranty Reserve. The Company has made available to Parent a calculation of the warranty reserve included on the Current Balance Sheet. Such reserve is established in accordance with GAAP. The Company is not aware of any specific fault in products in warranty as of September 30, 1999 which would require any separate and specific reserve in accordance with GAAP. Except for increases in the ordinary course of business in connection with the sale of products, nothing has occurred between September 30, 1999 and the date hereof which would require additional warranty reserves to be included in the Current Balance Sheet.

               (d) Sales Returns Reserve. The Company has made available to Parent a calculation of the sales returns reserve included in the Current Balance Sheet.

               (e) Fixed Assets. The Company has made available to Parent a listing of the fixed assets of the Company included in the Current Balance Sheet together with the related accumulated depreciation for each asset. Except as set forth in Section 3.19(e) of the Disclosure Schedule, all such assets as of such date were owned by the Company free from any encumbrances and have not been subsequently sold.

        3.20 Minute Books. The minutes of the Company made available to counsel for Parent reasonably document all meetings of the Board of Directors (or committees thereof) of the Company and its Shareholders or actions by written consent since the time of incorporation of the Company.

        3.21 Environmental Matters.

               (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained.

               (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities, respectively, and other businesses of the Company as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or concerning any land or improvement that the Company has at any time owned, operated, occupied or leased. To the Knowledge of the Company, there is no fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

        3.22 Brokers; Schedule of Fees and Expenses. Except as described in
Section 3.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur directly or indirectly any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

        3.23 Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.23(a)(i) below (which definition shall apply only to this Section 3.23), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                      (ii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

                      (iii) "Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation;

                      (iv) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                      (v) "DOL" shall mean the Department of Labor;

                      (vi) "Employee" shall mean any current or former employee, consultant or director of the Company or any Affiliate;

                      (vii) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

                      (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                      (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                      (xi) "IRS" shall mean the Internal Revenue Service;

                      (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                      (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                      (xiv) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Schedule 3.23(b) contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employee Agreement.

               (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan, International Employee Plan, and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all material correspondence to or from any governmental agency relating to any Company Employee Plan; (x) all COBRA forms and related notices (or such forms and notices as required under comparable law); (xi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xii) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and
(xiii) all registration
statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. Except as set forth on Schedule 3.23(d), (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) to the Company's knowledge, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 or
Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and
(vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

               (g) No Post-Employment Obligations. Except as set forth in
Schedule 3.23(g), no Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such

Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

               (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such Act, or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction.

                      (i) Except as set forth on Schedule 3.23(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee except as required under Code Section 411(d)(3).

                      (ii) Except as set forth on Schedule 3.23(i), no payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

               (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy.

               (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 3.23(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 3.23(k), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

               (l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

               (m) No Interference or Conflict. To the Knowledge of the Company, no Shareholder, officer, employee or consultant of the Company is obligated under any contract or agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or any of the Subsidiaries or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's or the Subsidiaries' business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted, will, to the Company's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

               (n) Contributions. All contributions required to be made to each Employee Plan have been timely and completely made. All such contributions are fully deductible by the Company and its Affiliates for income tax purposes, such deductions have not been challenged or disallowed by any government entity (nor does the Company have any reason to believe that such deductions are not allowable), and all amounts properly accrued as unpaid liabilities of the Company and its Affiliates with respect to each Employee Plan for the current plan year have been recorded on the Company's or the Affiliates' books and will be reflected on the Closing Balance Sheet.

               (o) Payments. All benefits and other payments required to be made under or by any Employee Plan or Employee Agreement have been completely and in all material respects timely paid.

               (p) Code Section 280G. Neither the Company nor any Subsidiaries has any obligations to pay severance benefits that will arise solely as a result of the transactions contemplated by this Agreement, except as described in
Section 3.23(o) of the Disclosure Schedule, and no benefit obligations have given or will give rise to a "parachute payment," as such term is defined in
Section 280G of the Code.

               (q) Compliance with WARN Act. The Company and its Affiliates have complied with all federal and state laws, rules and regulations related to each termination of a former employee, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988.

        3.24 Insurance. Section 3.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

        3.25 Compliance with Laws. To the Company's Knowledge, the Company has complied with and is not in violation of, any foreign, federal, state or local statute, law or regulation, and the Company has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

        3.26 Warranties; Indemnities. The Company has not given any warranties or indemnities relating to products or technology sold or services rendered by the Company, other than warranties or indemnities given in the ordinary course of business consistent with past practice, in each case for a warranty period not exceeding twenty-four (24) months from date of end user purchase, except as disclosed in Section 3.26 of the Disclosure Schedule.

        3.27 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) within its possession or control that has been requested by Parent or its counsel.

        3.28 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or (as such statement relates to the Company) furnished in or in connection with documents mailed or delivered to the Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                           THE PRINCIPAL SHAREHOLDERS

        4.1 Making of Representations, Warranties and Covenants. As a material inducement to Parent and Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Principal Shareholder hereby severally (based upon each Principal Shareholder's Pro Rata Portion as determined pursuant to Article II hereof) and not jointly, makes to Parent and Sub each of the representations, warranties and covenants set forth in this Article IV with respect to each such

Principal Shareholder, except as set forth in any subsection within Section 4 of the Disclosure Schedule. No Principal Shareholder shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty in this Article IV. Disclosure by a Principal Shareholder with respect to any subsection of this Article IV shall constitute disclosure with respect to all subsections of this Article IV.

        4.2 Organization of the Principal Shareholders. Each of the Principal Shareholders that is a corporation is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Principal Shareholders that is a limited partnership is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Principal Shareholder that is a corporation or a partnership has all corporate or partnership power and authority, as the case may be, to own and operate its business as it presently is being conducted and to own and lease the properties and assets owned or leased by it.

        4.3 Company Shares. Such Principal Shareholder owns of record and beneficially the number of Company Shares set forth opposite such Principal Shareholder's name in Section 3.4 of the Disclosure Schedule. Such Company Shares are duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims, under Article 8 of the applicable Uniform Commercial Code or otherwise.

        4.4 Authority. Such Principal Shareholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Principal Shareholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Principal Shareholder pursuant to this Agreement constitutes a valid and binding obligation of such Principal Shareholder, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and general principles of equity, and hag been duly authorized by all necessary corporate or partnership action of each Principal Shareholder which is a corporation or partnership, and such Principal Shareholder has full power and authority to vote in favor of the approval and adoption of this Agreement and the Merger and take the other actions contemplated by this Agreement required to be taken by such Principal Shareholder. The execution, delivery and performance of this Agreement, including voting in favor of the approval and adoption of this Agreement and the Merger, and each such agreement, document and instrument contemplated hereby:

               (a) does not and will not violate any provision of the organizational documents of such Principal Shareholder which is not a natural person, or any laws of the United States or any state or other jurisdiction applicable to such Principal Shareholder, or require such Principal Shareholder to obtain any approval, consent or waiver from. or make any filing with. any person or entity (governmental or otherwise) that has not been obtained or made; and

               (b) Except as disclosed in Section 4.4(b) of the Disclosure Schedule does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit. authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Principal Shareholder is a party or by which the property of such Shareholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien. security interest or other charge or encumbrance on any assets of the Company or on shares of the Company's capital stock owned by such Principal Shareholder.

        4.5 Finder's Fee. Other than fees paid or payable to Broadview Int'l LLC, which will be paid out of the Total Merger Consideration pursuant to
Section 2.1(n)(ii) hereof, such Principal Shareholder has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        4.6 Agreements. Each such Principal Shareholder who is employed or retained as a consultant by the Company is not a party to any non-competition, trade secret or confidentiality agreement related to the Company with any party other than the Company. There are no agreements or arrangements not contained herein or disclosed in a section of the Disclosure Schedule, to which such Principal Shareholder is a party relating to the business of the Company or to such Principal Shareholder's rights and obligations as a Shareholder, director or officer of the Company. Such Principal Shareholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company to which such Principal Shareholder is a party.

        4.7 Approval of Merger. Each Principal Shareholder (i) will vote all of his, her or its shares of capital stock (to the extent such shares are entitled to vote thereon) in favor of the approval and adoption of this Agreement and the Merger upon expiration of the 10 day notice period to Shareholders as set forth in Section 2.10 of the Company's bylaws and Section 603(b) of the California Corporations Code pursuant to a valid action by written consent in lieu of a special meeting of the Company's Shareholders, (ii) agrees to take such other actions (if any) as may be necessary to effect approval and adoption by the holders of shares of the Company's capital stock of this Agreement and the Merger, and (iii) waives any rights to appraisal of its Company Shares under applicable provisions of the laws of the State of California.

        4.8 Satisfaction of Outstanding Bridge Loans. Each Principal Shareholder identified on Schedule 1.7 hereto agrees that the Bridge Loan Repayment will represent full satisfaction of the Company's outstanding indebtedness to such Principal Shareholder and that all Company Options of such Principal Shareholder shall terminate upon the Closing.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to the Company that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

        5.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of California, respectively. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

        5.2 Parent Capital Structure. As of the date hereof, Parent's capitalization has not changed materially from the capitalization set forth in the SEC documents (as defined below).

        5.3 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, any Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent or Sub is a party have been duly executed and delivered by Parent or Sub, as the case may be, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent and Sub, as the case may be, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        5.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Parent or Sub (so as not to create any Conflict), is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Merger Agreement with the Secretary of the State of California and a merger certificate with the Secretary of State of the State of Delaware, and (iii) notification requirements of the HSR Act if required.

        5.5 SEC Documents; Parent Financial Statements. Parent has furnished the Company with a true and complete copy of its filings with the SEC of the following: (i) its report on Form 10-K for the year ended December 31, 1998,
(ii) its reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, (iii) its Annual Report to its stockholders covering the fiscal year ended December 31, 1998, and (iv) its Proxy Statement to its stockholders for its 1999 annual meeting and will furnish the Company with a true and complete copy of all filings with the SEC made prior to the Effective Time (collectively, the "SEC Documents"). The SEC Documents contain an unaudited consolidated balance sheet as of December 31, 1998 (the "Parent Balance Sheet"). As of their respective filing dates, the SEC Documents complied, or as of any respective future filing date will comply, in all material respects with the requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended, as applicable and none of the SEC Documents contained, or as of any respective future filing date will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the financial position of Parent at the respective dates thereof and of its operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

        5.6 Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will, assuming the accuracy of the representations contained in Article III and
Article IV hereof, be validly issued, fully paid and non-assessable.

        5.7 Absence of Certain Changes. Since the date of the Parent Balance Sheet, there has not occurred any material adverse change in the business, assets (including intangible assets), condition (financial or otherwise), or results of operations of Parent and its subsidiaries, taken as a whole (excluding for the purpose any change the potential occurrence or non-occurrence of which was particularly disclosed by Parent in the SEC Documents).

        5.8 No Conflict. The execution and delivery of this Agreement and any Related Agreement to which Parent or Sub is a party by Parent or Sub, as the case may be, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the Certificate of Incorporation and Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Sub or any of their respective properties or assets are subject and that has been filed as an exhibit to any of the SEC documents, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, except where such conflict will not have a material adverse effect on the business, assets (including intangible assets), financial conditions or results of operations of Parent and Sub, taken as a whole.

                                   ARTICLE VI

             COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

        6.1 Making of Covenants and Agreements. The Company and, solely with respect to Sections 6.3 through 6.5 each of the Principal Shareholders, hereby severally and not jointly make their respective covenants and agreements set forth in this Article VI and the Principal Shareholders agree to cause the Company to comply with such agreements and covenants until the Closing. No Principal Shareholder shall have any right of indemnity or contribution from the Company after the Closing Date with respect to the breach of any covenant hereunder.

        6.2 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the ordinary course consistent with past practice, to pay the debts and Taxes of the Company when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use their reasonable best efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of the Company's present officers and key employees and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall notify Parent at reasonable times of any event or occurrence or emergency not in the ordinary course of business of the Company and at reasonable times any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of
Parent:

               (a) Enter into any license agreement with respect to the Intellectual Property of any person or entity except for licenses on standard terms for commonly available software;

               (b) License, sell or transfer to any person or entity any rights in or to the Company Intellectual Property except for nonexclusive, or terminable (within thirty (30) days of providing notice) OEM, VAR or other distribution arrangements or end user agreements entered into in the ordinary course of business consistent with industry practice;

               (c) Enter into or effect any material amendment to any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company;

               (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

               (e) Commence or settle any litigation (in which case Parent's consent will not be unreasonably withheld);

               (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;

               (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities; provided, however, that this Section 6.2(g) shall not apply to securities issued upon exercise of any Company Options outstanding on the date hereof or the Effective Time or conversion of Company Preferred Stock outstanding on the date hereof;

               (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

               (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business taken as a whole;

               (j) Sell, lease, license or otherwise dispose of any of its properties or assets;

               (k) Except for any loans made by Parent, incur any indebtedness for borrowed money other than borrowings not exceeding Twenty-Five Thousand Dollars ($25,000) in the aggregate or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities of others;

               (l) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

               (m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except in each case payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

               (n) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, or accelerate the vesting of any outstanding Company Option or any Company Stock subject to vesting other than as currently provided for in existing agreements;

               (o) Revalue any of its assets, including without limitation writing up the value of inventory or accounts receivable or writing off notes other than in the ordinary course of business consistent with industry practice;

               (p) Pay, discharge or satisfy, in an amount in excess of Five Thousand Dollars ($5,000) (in any one case) or Twenty-Five Thousand Dollars ($25,000) (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Current Balance Sheet;

               (q) Make or change any material election or Return filing in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (r) Enter into any strategic alliance or joint marketing arrangement or agreement;

               (s) Enter into any commitment or transaction not in the ordinary course of business consistent with industry practice;

               (t) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

               (u) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through (t) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        6.3 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Company and the Principal Shareholders will not take (and the Company and the Principal Shareholders will use their best efforts to ensure that none of the Company's officers, directors, agents, investment bankers, representatives or affiliates take) directly or indirectly, any of the following actions (except as contemplated by this Agreement in connection with the proposed Merger) with any party other than Parent and its designees: (a) solicit, encourage, initiate, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock (whether or not currently outstanding) or assets, or assist or cooperate with any person to make any proposal with respect to any of the foregoing; (b) disclose or provide any information with respect to the Company, its business or properties, or afford access to its properties, books or records, to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock (whether or not currently outstanding) or assets; (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock (whether or not currently outstanding) or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the earlier of the Effective Time or the termination of this Agreement any offer, proposal, or request relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

        6.4 Authorization from Others. Prior to the Closing Date, the Company and the Principal Shareholders shall obtain all authorizations, consents (except where the failure to obtain such consent would not have a Material Adverse Effect on the Company) and permits of others required to permit the consummation by each such entity of the transactions contemplated by this Agreement.

        6.5 Action by Written Consent; Notice of Action by Written Consent. As soon as legally permitted after the expiration of the notice period contained in
Section 2.10 of the Company's bylaws and Section 603(b) of the California Corporations Code, each of the Principal Shareholders agrees, and the Company agrees to use its best efforts to cause all employee Shareholders, to sign an action by written consent in lieu of a special meeting of the Company's Shareholders to approve and adopt this Agreement and the Merger, which action by written consent will duly approve and adopt this Agreement and the Merger, subject to the provision of the notice contemplated by the following sentence. The Company shall, on or before the day immediately following the date of this Agreement. provide the notice of the action by written consent in lieu of a special meeting of the shareholders of the Company (which occurred on or prior to the date hereof) with respect to the approval and adoption of this Agreement and the Merger required by the Company's bylaws and Section 603(b) of the California Corporations Code, and such notice shall be sent in as expeditious a manner as is reasonably practicable.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

        7.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records; (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request and (c) all key employees of the Company as may be identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including supporting documentation) promptly upon request. Parent shall provide to the Company copies of such publicly available information about Parent as the Company may request and shall provide to the Company reasonable access to appropriate members of its management in this regard. No information or knowledge obtained in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        7.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidentiality Agreement effective as of October ___, 1999 between the Company and Parent.

        7.3 September 30, 1999 Review. The Company shall prepare and shall cause to be reviewed by Ernst & Young LLP, the Financials and shall deliver a copy of such September 30 Unaudited Financials to Parent no later than November 30, 1999. The September 30 Unaudited Financials shall be prepared in accordance with GAAP and shall (to the extent consistent with GAAP) be prepared consistent with the basis of accounting and procedures and methods employed by the Company. The Company and the independent auditors shall be available for periodic inquiry by Parent and PricewaterhouseCoopers LLC (independent auditors to Parent), will answer such questions as Parent or its independent auditors may have, and provide such additional schedules and materials as Parent may reasonably request in order to permit a meaningful review of the Unaudited Financials. From and after the date hereof, and until the first post-closing audited consolidated financial statements of Parent and the Surviving Corporation are disclosed, the Company and its auditors will cooperate in all reasonable respects with Parent and its auditors in the preparation of any financial analysis or valuation regarding the Company and its assets and properties deemed necessary or advisable by Parent in connection with the Merger, provided that the Parent shall bear all reasonable costs of the Company's auditors associated with preparation of any such financial analysis or valuation.

        7.4 Expenses. Except as set forth in Sections 1.6 and 7.15 in the event that the Merger is consummated, whether or not the Merger is consummated, all expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, or, in the case of the Company if the Merger is consummated, the Surviving Corporation.

        7.5 Public Disclosure. Prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and the rules and regulations of the National Association of Securities Dealers, Inc. or, in the Company's case, as necessary to comply with shareholder approval and dissenters' rights requirements, and to obtain third party consents (subject to appropriate confidentiality restrictions).

        7.6 Consents. The Company, the Principal Shareholders, Parent and Sub shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company or Parent (as the case may be) thereunder.

        7.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

        7.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, the Company, the Principal Shareholders, Parent and Sub shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; it being understood that in no event shall Parent be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, or significant assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        7.9 Notification of Certain Matters. Each of the parties hereto, as the case may be, shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the parties hereto, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any failure of the parties hereto, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the parties hereto pursuant to this
Section 7.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant by the parties hereto.

        7.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may reasonably be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        7.11 Bank Debt. The Company shall not incur any indebtedness to any bank, any other financial institution, any other entity or any person without the prior written consent of Parent.

        7.12 Voting Agreements. Contemporaneous with the execution of this Agreement, the Shareholders set forth on Exhibit C hereto are entering into Voting Agreements, in substantially the form of Exhibit D.

        7.13 Affiliate Agreements. Section 7.13 of the Disclosure Schedule sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Effective Time) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit E. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

        7.14 Registration.

               (a) As promptly as reasonably practicable and, in any event within twenty (20) days following the Effective Time, Parent shall prepare and file with the SEC a Registration Statement on Form S-3 (the "S-3") to register under the 1933 Act, all shares of Parent Common Stock issued in connection with the Merger. The Company shall provide to Parent and its counsel for inclusion in the S-3, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company and the Shareholders as Parent or its counsel may reasonably request. Parent shall use its reasonable commercial efforts to respond to any comments of the SEC, with the reasonable assistance and consent of the Company, to have the S-3 declared effective under 1933 Act as promptly as practicable after such filing, and to cause the prospectus incorporated therein to be mailed to the Company's Shareholders who receive Parent Common Stock in the Merger at the earliest practicable time after the S-3 has been declared effective by the SEC. Whenever any event occurs which should be set forth in an amendment or supplement to the S-3 filing, Parent shall promptly inform the Shareholder Representative of such occurrence and cooperate in filing with the SEC such amendment or supplement. Except as provided by Section 7.14(b), Parent shall use reasonable commercial efforts to maintain the effectiveness of such S-3 until six (6) months following the Effective Time.

               (b) Parent shall have the right, upon giving notice of the exercise of such right (the "Delay Notice") to each Shareholder of the Company who receives Parent Common Stock, to require the Shareholders of the Company not to sell any Parent Common Stock pursuant to the S-3 filed pursuant to this
Section 7.14 for a reasonable period (as determined in good faith by the Board of Directors of Parent (the "Board")) from the date on which such notice is given, if (i)(A) Parent is engaged in or proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to Parent, in each case which is material to Parent (as determined in good faith by the Board) (any such negotiation, step, event or state of facts being herein called a "Material Activity"), (B) in the reasonable judgment of the Board, after consultation with counsel, disclosure of such Material Activity would be necessary or advisable so as to permit the Parent Common Stock to be sold in compliance with applicable laws and (C) such disclosure would, in the reasonable judgment of the Board, be adverse to the interests of Parent, or (ii) the Board, in its reasonable judgment, deems it necessary to file a post-effective amendment to the S-3 or to prepare a supplement to, or otherwise amend, the form of prospectus contained therein; and during any such period each Shareholder agrees not to sell any Parent Common Stock under the S-3 for such period of time as the Board, upon the advice of counsel, may in good faith deem advisable; provided, however, that such period shall not exceed forty-five days.

        (c) Indemnification.

                      (i) Parent will indemnify each Principal Shareholder against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, or any amendment or supplement thereto, incident to any offering registered pursuant to this Agreement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act, or state securities laws applicable to Parent in connection with any such registration, and subject to Section 7.14(c)(iii), will reimburse each such Principal Shareholder, for any legal and any other out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, or liability arises out of or is based in any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by such Principal Shareholder and stated to be specifically for use therein.

                      (ii) Each Principal Shareholder will, if Parent Common Stock held by such Principal Shareholder is included in the securities as to which such registration, qualification or compliance is being effected, indemnify Parent, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of Parent's securities covered by such a registration statement, each person who controls Parent or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Principal Shareholder, and such Principal Shareholder's legal counsel and independent accountants, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) or a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent, such Principal Shareholders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Parent by such Principal Shareholder and stated to be specifically for use therein; provided, however, that the obligations of such Shareholders hereunder shall be several and not joint and shall be limited to an amount equal to the respective gross proceeds before expenses and commissions to each such Principal Shareholder of Parent Common Stock sold as contemplated herein.

                      (iii) Each party entitled to indemnification under this
Section 7.14 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party receives written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. Notwithstanding the foregoing sentence, the Indemnified Party may retain its own counsel to conduct the defense of any such claim or litigation, and shall be entitled to be reimbursed by the Indemnifying Party for expenses incurred by the Indemnified Party in defense of such claim or litigation, in the event that the Indemnifying Party does not assume the defense of such claim or litigation within sixty days after the Indemnifying Party receives notice thereof from the Indemnified Party. Further, an Indemnifying Party shall be liable for amounts paid in settlement of any such claim or litigation only if the Indemnifying Party consents in writing to such settlement (which consent shall not be reasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation.

                      (iv) The obligations of Parent and each Principal Shareholder under this Section 7.14(c) shall survive the completion of any offering of stock in a registration statement under this Agreement and otherwise.

        7.15 Termination of 401(k) Plan. The Company and its Affiliates, as applicable, each agrees to terminate its 401(k) plan immediately prior to Closing, unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing the Company with written notice of such election at least three (3) days before the Closing. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date. Parent shall pay all expenses of the termination of the Company's 401(k) plan, including any charges for discontinuation of any service contract with respect to such termination.

        7.16 Termination of Severance Plans. The Company and its Affiliates, as applicable, each agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to Closing. The Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) plan(s) has been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date.

        7.17 Employment; Parent or Sub Employee Benefit Plans.

               (a) Employees of the Company who are offered continued employment by Parent or Sub from and after the Effective Time and who become employed by Parent or Sub from and after the Effective Time shall be referred to herein as "Affected Employees." Nothing contained herein shall be construed or deemed to limit the ability of either the Company, Parent or Sub or any other entity from terminating the employment either before or after the Effective Time of any such Affected Employee.

               (b) Each Affected Employee will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) offered to employees of Parent or established by Sub (the "Parent Employee Benefit Plans") pursuant to the terms of each such Plan, or in the absence of plan terms or provisions, in accordance with the regularly established policies or procedures of either Parent or Sub.

               (c) Parent will, or will cause Sub to, recognize the service, as reasonably determined by Parent, of each Affected Employee with the Company for purposes of eligibility and vesting (but not benefit accrual) under any Parent Employee Benefit Plan, to the extent consistent with such Parent Employee Benefit Plans. Each Affected Employee's years of service with the Company shall be otherwise recognized for all general employment purposes including, without limitation, seniority, vacation, personal time and similar general employment purposes; provided, that any vacation time offered by Parent or Sub in the calendar year of the Effective Time to any Affected Employee shall be offset by any vacation time used by or paid to an Affected Employee by the Company in the calendar year of the Effective Time.

               (d) Parent or Sub will make its commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Affected Employees under any group health plan sponsored by Parent or Sub, except to the extent such preexisting condition, exclusion, waiting period or service requirement had not been satisfied by any such Affected Employee as of the Effective Time under a group health plan sponsored by the Company.

        7.18 Nasdaq Listing. Parent shall file an application to list the Merger Shares for trading, upon official notice of issuance, on the Nasdaq Stock Market as soon as practicable and will pay all necessary filing fees in connection therewith.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

        8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Corporate Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Shareholders of the Company.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding seeking any of the foregoing be pending or brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

               (c) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or threatened in writing, against the Parent or Sub, or the Company that would preclude the consummation of the Merger.

        8.2 Additional Conditions to Obligations of the Company and the Principal Shareholders. The obligations of the Company and the Principal Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company and the Principal Shareholders:

               (a) Representations, Warranties and Covenants. There shall not have been any material breach in the representations and warranties of Parent and Sub in this Agreement or any failure on the part of Parent or Sub to have performed and complied with all covenants and obligations of this Agreement in all material respects required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of Parent. The Company and the Principal Shareholders shall have been provided with a Certificate executed on behalf of Parent by its President to the effect that, as of the Effective Time:

                      (1) all of the representations and warranties made by Parent and Sub in this Agreement are true and correct in all material respects at the Effective Time as though such representations and warranties were made at the Effective Time; and

                      (2) all covenants and obligations of this Agreement to be performed by the Parent on or prior to the Effective Time have been performed in all material respects.

               (c) There shall not have occurred any Material Adverse Effect on Parent or any event or circumstance which could reasonably be expected to have a Material Adverse Effect on Parent.

        8.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations, Warranties and Covenants. There shall not have been any material breach or breaches of the representations and warranties of the Company or the Principal Shareholders in this Agreement, or any failure of the Company or the Principal Shareholders to have performed and complied with all covenants and obligations of this Agreement in all material respects required to be performed and complied with by it or them as of the Effective Time (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and any update, to the Disclosure Schedule or modification made or proposed to have been made after the execution of this Agreement shall be disregarded).

               (b) Shareholder Approval; Notice. The Shareholders of the Company shall have approved and adopted this Agreement and the Merger in accordance with applicable law, including the applicable provisions of California Law, which approval and adoption is contemplated by Section 6.5 hereof. The Company shall have delivered the notice required by Section 2.10 of its Bylaws and Section 603(b) of the California Corporations Code with respect to the action by written consent in lieu of a Shareholders' meeting referred to in Section 6.5 hereof and shall have provided evidence reasonably satisfactory to the Parent of the delivery of such notice.

               (c) Claims. There shall not have occurred any claims against the Company (whether or not asserted in litigation) which, if adversely determined, could materially and adversely affect the consummation of the transactions contemplated hereby, or could have a Material Adverse Effect.

               (d) No Material Adverse Effect. Except for liquidity constraints, there shall not have occurred any Material Adverse Effect on the Company or any event or circumstance which could reasonably be expected to have a Material Adverse Effect on the Company.

               (e) Third Party Consents. All government consents, waivers, and approvals listed pursuant to Section 3.6 of the Disclosure Schedule, shall have been obtained, and all other consents, waivers and approvals listed on Section
3.6 of the Disclosure Schedule shall have been obtained where any such failure to obtain consents, waivers and approvals would result in a Material Adverse Effect.

               (f) Employment Agreements. Employment agreements reasonably acceptable to Parent and the following individuals shall have been duly executed and delivered by James Regel and Roberto Marcoccia and shall be in full force and effect.

               (g) Legal Opinion. Parent shall have received a legal opinion from Venture Law Group, legal counsel to the Company, in the form attached hereto as Exhibit H.

               (h) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective
Time:

                      (i) all representations and warranties made by the Company in this Agreement are true and correct in all material respects at the Effective Time as though made at the Effective Time; and

                      (ii) all covenants and obligations of this Agreement to be performed by the Company on or prior to the Effective Time shall have been so performed in all material respects.

                      (iii) the conditions set forth in Section 8.1 shall have been met.

               (i) Affiliate Agreements. Parent shall have received from each of the Affiliates of the Company an executed Affiliate Agreement in the form of Exhibit E hereto and such agreements shall remain valid and in effect.

               (j) Releases. The Company shall have delivered to Parent general releases signed by each of the Principal Shareholders and James Regal and Roberto Marcoccia (and shall use its best efforts to deliver releases from each other Shareholder) of all claims which any of them have against the Company in the form attached hereto as Exhibit I .

                                   ARTICLE IX

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        9.1 Survival of Representations and Warranties. Each of the representations and warranties set forth herein in Articles III, IV and V and each of the agreements, covenants and obligations contained herein or in the schedules to the above-described sections delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied on by the other party and shall survive until the expiration of six (6) months following the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

        9.2 Indemnification. 01. Indemnification by the Stockholder.

               (a) The Company and each of the Principal Shareholders of the Company shall, severally (based upon each Principal Shareholder's Pro Rata Portion as defined in Article II hereof) and not jointly, indemnify, defend, save and hold harmless Parent and the Surviving Corporation, their affiliates, and each of their successors and assigns, officers, directors, employees, agents and representatives (each of the "Buyer Indemnified Persons"), and each of them, from, against, for and in respect of any and all damages, costs, disbursements, expenses, penalties, settlements, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered (collectively, "Losses") by the Buyer Indemnified Persons, or any of them (a) arising from a breach of any representation or warranty of the Company or the Principal Shareholders contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered by any of such parties pursuant hereto or thereto, (b) arising from a breach of any covenant or agreement of the Company or the Principal Shareholders contained in or made pursuant to this Agreement or any instrument or agreement delivered by the Company or the Principal Shareholders pursuant hereto or thereto; (c) for or in respect of claims for consultant, lawyer, investment bank, brokerage or finders' fees arising out of this Agreement except as set forth in the Disclosure Schedule or in this Agreement or the transactions contemplated hereby by any person alleging that they were engaged by the Company, the Shareholders or any affiliates or associates thereof; (d) arising from any third party claims or demands in connection with any product or service sold, or otherwise in connection with the conduct of the business of the Company, prior to the Closing Date that are asserted after the Closing Date and
(e) any and all reasonable costs and expenses (including, without limitation, reasonable attorneys', accountants' and other professional fees and expenses) incurred by the Buyer Indemnified Persons, or any of them, in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against under Sections 9.2(a) through (d) hereof; provided, however, in all cases, the indemnification obligations of the Company pursuant to this Section 9.2 shall terminate in all respects on the Effective Date.

               (b) Notwithstanding anything contained herein to the contrary, the Company and the Principal Shareholders shall have no obligation to indemnify any Buyer Indemnified Person, unless and until a Buyer Indemnified Person shall have claims for Losses (including reasonable costs and expenses arising therefrom) under Section 9.2(a) in an aggregate amount in excess of $200,000, at which point the indemnification obligations of the Company and the Principal Shareholders shall extend back to the first dollar of such Losses. Except as set forth in Section 9.2(c) and 9.2(d) below, the aggregate indemnification obligations of the Company and the Principal Shareholders for Losses incurred by the Buyer Indemnified Persons shall not exceed $1,000,000; provided, however, that the total liability of any Principal Shareholder hereunder shall not exceed such Principal Shareholder's Pro Rata Portion.

               (c) Notwithstanding anything contained herein to the contrary, the Principal Shareholders agree severally and jointly to indemnify, hold harmless, pay and reimburse Parent and the Surviving Corporation for all Losses actually incurred by Parent and the Surviving Corporation to the extent such Losses were caused by fraud and/or "Intentional Misrepresentation" by the Company and/or the Principal Shareholders. For purposes of this Agreement, "Intentional Misrepresentation" by the Company and/or the Principal Shareholders shall mean a willful and intentional misrepresentation of any of the matters contained herein by the Company and/or the Principal Shareholders.

               (d) Neither (i) the termination of the representations or warranties, or covenants or agreements contained herein, nor (ii) the expiration of the indemnification obligations described above, will affect the rights of a person in respect of any Claim made by such person and received by the indemnifying party prior to the expiration of the applicable survival period provided herein.

        9.3 Procedure.

               (a) Cooperation. The Buyer Indemnified Persons shall cooperate in all reasonable respects with the indemnifying party and its representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however that the Buyer Indemnified Persons may at their own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

               (b) Defense of Claim. If a claim for damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to damages for which indemnification may be sought under this
Article IX. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder for any purpose shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party has been materially prejudiced by such failure. After such notice, except as provided in the following sentence, if the indemnifying party shall acknowledge in writing to the Buyer Indemnified Person that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys or its own choice but in any event, reasonably acceptable to the Buyer Indemnified Person, to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the Buyer Indemnified Person and the Buyer Indemnified Person has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the Buyer Indemnified Person shall be entitled, at its own cost, risk and expense, to separate counsel of its own choosing and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the Buyer Indemnified Person, such consent not to be unreasonably withheld. The Shareholders may assume the defense of a lawsuit or action as described in the preceding sentence only if the Shareholders agree to be responsible for all Claims for damages related to such lawsuit or action.

               If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the Buyer Indemnified Person against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; provided, however, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. In the event the Buyer Indemnified Person assumes the defense of the lawsuit or action, the Buyer Indemnified Person will keep the indemnifying party reasonably informed the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Article VIII and for any final judgment (subject to any right of appeal) and the indemnifying party agrees to indemnify and hold harmless a Buyer Indemnified Person from and against any damages by reason of such settlement or judgment.

        9.4 Shareholder Representative.

               (a) Appointment of Shareholder Representative. In the event that the Merger is approved, effective upon such vote, and without further act of any Principal Shareholder, Andrew Verhalen shall be appointed as agent and attorney-in-fact (the "Shareholder Representative") for each Principal Shareholder, for and on behalf of all Principal Shareholders, to give and receive notices and communications, to authorize payment to Parent in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Principal Shareholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless holders of a majority interest of Company Shares held by the Principal Shareholders prior to the Effective Time agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest of Company Shares held by the Principal Shareholders prior to the Effective Time. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to the Shareholder Representative shall constitute notice to each of the Shareholders.

               (b) Shareholder Representative Liability. The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Principal Shareholders shall severally indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

               (c) Authority of Shareholder Representative. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Principal Shareholders and shall be final, binding and conclusive upon each of such Principal Shareholders, and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Principal Shareholder. Parent hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

                                    ARTICLE X

                        TERMINATION; AMENDMENT AND WAIVER

        10.1 Termination. Except as provided in Section 10.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) by mutual consent of the Company and Parent;

               (b) by Parent or the Company if: (i) the Effective Time has not occurred by January 15, 2000, provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

               (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or
(ii) compel Parent or the Company to dispose of or hold separate all or a significant portion of the business or assets of the Company or Parent as a result of the Merger;

               (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach or breaches of the representations, warranties, covenants or agreements contained in this Agreement on the part of the Company or any Principal Shareholder which would be a failure of conditions set forth in Section 8.3(a) and such breach or breaches have not been cured within thirty (30) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

               (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach or breaches of the representations, warranties, covenants or agreements contained in this Agreement on the part of Parent or Sub which would be a failure of the conditions set forth in Section 8.2(a) and such breach or breaches have not been cured within thirty (30) calendar days after written notice to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

               (f) by Parent or Sub if a Material Adverse Effect or any event or circumstance which could reasonably be expected to have a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

               (g) by Company if a Material Adverse Effect or any event or circumstance which would reasonably be expected to have a Material Adverse Effect on Parent shall have occurred after the date of this Agreement.

        Where action is taken to terminate this Agreement pursuant to this
Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any willful and knowing breaches of this Agreement by such party prior to its termination; provided further that, in such event the provisions of Sections 7.2, 7.4 and 7.5, Article XI and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement.

        10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and the Company provided that the written agreement of the Shareholder Representative shall be required to amend any portion of Article IX or Article XI hereof or this Section 10.3.

        10.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Except as set forth in Section 9.4 hereof, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE XI

                               GENERAL PROVISIONS

        11.1 Notices. Every notice, consent or other communication required or permitted to be given by any provision of the Agreement shall be in writing. Each such notice, shall be deemed to have been duly and properly given, served or made for all purposes on the date such notice is (a) delivered personally,
(b) sent by registered or certified mail, return receipt requested, postage and charges prepaid, or (c) transmitted by facsimile for which written confirmation of successful transmission is received by the sending party, and addressed as follows:

                (a)   if to Parent or Sub, to:

                      Proxim, Inc.
                      510 DeGuigne Drive
                      Sunnyvale, CA  94086
                      Attention: Keith E. Glover
                      Chief Financial Officer

                      Telephone Number: (408) 731-2700
                      Facsimile Number: (408) 731-3670

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Attention:    Jeffrey D. Saper, Esq.

                      Robert G. Day, Esq.
                      Telephone Number:  (650) 493-9300
                      Facsimile Number:  (650) 493-6811

                (b)   if to the Company to:

                      WaveSpan Corporation

                      ______________________________

                      ______________________________
                      Attention: President
                      Telephone Number: ____________
                      Facsimile Number: ____________

                      with a copy to:

                      Venture Law Group
                      2800 Sand Hill Road
                      Menlo Park, California 94025
                      Attention:  Ned Ruffin, Esq.

                      Telephone Number:  (650) 854-4488
                      Facsimile Number:  (650) 233-8386

               (c)   If to the Shareholder Representative, to:

                      Andrew Verhalen
                      Matrix Partners

                      ______________________________

                      ______________________________

        11.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        11.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including without limitation the October ___, 1999 Letter between Parent and Company; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise, except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates and successors.

        11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        11.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        11.7 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California as they apply to contracts entered into and wholly to be performed in California by residents of such state.

        11.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders and, with respect to Article IX and Article X hereof only, the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

                         PROXIM, INC.

                         By:  /s/ Keith E. Glover
                              -----------------------------------------
                              Keith E. Glover,
                              Chief Financial Officer

                         WS ACQUISITION CORP.

                         By:  /s/ Keith E. Glover
                              -----------------------------------------
                              Keith E. Glover,
                              Chief Financial Officer

                         SHAREHOLDER REPRESENTATIVE

                         By: /s/ Andrew Verhalen
                              -----------------------------------------
                                             (signature)

                         Name: Andrew Verhalen
                              -----------------------------------------
                                               (print)

                         Title: General Partner
                               ----------------------------------------

                         THE COMPANY:

                         WAVESPAN CORPORATION,

                         a California corporation

                         By:  /s/ James Regal
                              -----------------------------------------
                              James Regal, President

                         PRINCIPAL SHAREHOLDERS:

                         INSTITUTIONAL VENTURE PARTNERS VII

                         By:  Its General Partner
                              Institutional Venture Management VI

                         By:  /s/ Geoffrey Y. Yang
                              -----------------------------------------
                              Geoffrey Y. Yang,
                              General Partner

                         INSTITUTIONAL VENTURE
                         MANAGEMENT VII

                         By:  /s/ Georffrey Y. Yang
                              -----------------------------------------
                              Geoffrey Y. Yang,
                              General Partner

                         INSTITUTIONAL VENTURE PARTNERS

                         FOUNDERS FUND I, L.P.

                         By:  Its General Partner
                              Institutional Venture Management VI

                         By:  /s/ Geoffrey Y. Yang
                              -----------------------------------------
                              Geoffrey Y. Yang
                              General Partner

                         MATRIX PARTNERS IV, L.P.

                         By:  General Partner of Matrix IV Management
                              Co., L.P., the General Partner of Matrix
                              Partners IV, L.P.

                         By:  /s/ Andrew Verhalen
                              -----------------------------------------

                         Name:  Andrew Verhalen
                              -----------------------------------------
                                       (print)

                         MATRIX IV ENTREPRENEURS FUND, L.P.

                         By:  General Partner of Matrix IV Management
                              Co., L.P., the General Partner of Matrix
                              IV Entrepreneurs Fund, L.P.

                         By:    /s/ Andrew Verhalen
                              -----------------------------------------

                         Name:  Andrew Verhalen
                              -----------------------------------------
                                       (print)

                         FOUNDATION CAPITAL, L.P.
                         By:  Foundation Capital Management, L.L.C.

                         By:    /s/ James C. Anderson
                              -----------------------------------------
                         Name:  James C. Anderson
                              -----------------------------------------
                                                (print)

                         Title:               Manager

                         FOUNDATION CAPITAL
                         ENTREPRENEURS FUND, L.L.C.
                         By:  Foundation Capital Management, L.L.C.

                         By:    /s/ James C. Anderson
                              -----------------------------------------

                         Name:  James C. Anderson
                              -----------------------------------------
                                                (print)

                         Title:               Manager
                               ----------------------------------------

                         NORWEST VENTURE CAPITAL

                         By:  Itasca VC Partners VI, LLP
                              its General Partner

                         By:    /s/ Promod Hague
                              -----------------------------------------

                         Name:  Promod Hague
                              -----------------------------------------
                                                (print)

                         Title:               Partner
                               ----------------------------------------

                                    Exhibit C

                  Shareholders Entering into Voting Agreements

INSTITUTIONAL VENTURE PARTNERS VII

INSTITUTIONAL VENTURE
MANAGEMENT VII

INSTITUTIONAL VENTURE PARTNERS
FOUNDERS FUND, L.L.P.

MATRIX PARTNERS IV, L.P.

MATRIX IV ENTREPRENEURS FUND, L.P.

FOUNDATION CAPITAL, L.P.

FOUNDATION CAPITAL ENTREPRENEURS FUND, L.L.C.

NORWEST VENTURE CAPITAL

TIERNEY W. SMITH, JR.